Exhibit 99.1

FOR IMMEDIATE RELEASE

September 19, 2005

DRAFT: Final

CONTACT:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

Hurricane Katrina Influence And Expansion Initiatives

Lafayette, Louisiana – IBERIABANK Corporation (NASDAQ: IBKC), the holding company for 118-year old IBERIABANK, today provided an update regarding the influence of Hurricane Katrina on the operations of the Company and expansion initiatives. The Company will hold a conference call today at 1:00 p.m. Central Time to provide additional information related to these issues. Details regarding the conference call are provided later in this release.

Daryl G. Byrd, President and Chief Executive Officer commented, “Hurricane Katrina and her aftermath brought terrible destruction to our region. The commitment of our government and related agencies and the tremendous generosity of people throughout the world are enabling people in our region to begin rebuilding their lives. The commitments being made to the region, the resources being deployed, and the level of rebuilding activity are truly beyond belief. Some recent estimates indicate as high as $300 billion in resources may be committed to rebuilding the area. Resettling over one million people and rebuilding the infrastructure of New Orleans and surrounding communities have presented some very interesting opportunities for South Louisiana and our Company.”

Byrd continued, “We believe our Company is uniquely positioned in our approach to business and to the opportunities emanating from the rebuilding process. Our philosophical approach of focusing on our clients, shareholders and people stands in stark contrast to other banking organizations.”

The Company set up a command center the day the storm made landfall with a focus on contacting associates and clients. Within one week after the storm passed, the Company secured all 71 of its affected associates. The Company quickly embarked on an effort to get its key leaders and their families resettled and back to work as soon as possible. Within three days after the storm passed, these key associates were resettled in Lafayette and Baton Rouge and were quickly calling on clients. This effort to connect with clients was assisted by company-sponsored events, advertisements, and other communication means.

Operations and client accounts were essentially unaffected by the storm. Online access as well as direct communications provided clients continuous access to their accounts and relationship managers. With the exception of the New Orleans market due to lack of power and communication lines, all client contact modes were fully functional, including ATM, telephone banking, call center, and online banking services.

All of the Company’s seven branch locations in New Orleans had appropriate flood and property and casualty insurance coverage. Additionally, none of the Company’s offices or ATMs in New Orleans were flooded or looted. The Company estimates the aggregate cost for facility and ATM repairs, including insurance deductibles, to be less than $100,000. Other Katrina-related costs are still being analyzed and will be presented in the third quarter conference call.

Last week, the Company announced the opening of its new Mandeville office on the Northshore and was operating at four temporary shared sites in Jefferson Parish under a State-led program. Today, the Company’s Marrero and River Ridge full service offices in Jefferson Parish reopened for business. The five other New Orleans offices are expected to be reopened very shortly.

Byrd commented, “Unlike many competitors in the New Orleans market, our client services were unaffected by the storm and our people have been able to regain their footing very quickly. As a result, we were able to stay in touch with our clients and rapidly address their financial needs. In addition to serving our current clients, we have generated significant new client and recruiting opportunities.”

Byrd continued, “One lesson many people are learning from this storm is that speed, agility, diversification, opportunistic positioning, and leadership are critically important issues. These are hallmarks of our Company and our actions speak louder than words.”

Over the last three weeks, the Company has worked diligently to implement a significant expansion initiative in response to client needs and opportunities presented after the storm. The Company announced the following actions:

•	Completed contracts to purchase land with a total value of $5 million in Lafayette, Broussard (a suburb of Lafayette), Baton Rouge, Houma, Laplace, and Northshore properties in Covington and Slidell. Prior to the Hurricane Katrina, the Company purchased land in the Elmwood section of New Orleans.

•	Purchased 12 modular banking facilities that will be deployed on recently acquired properties and on other targeted properties. These units are high quality construction and fully furnished, equipped with drive-through and night depository equipment. Examples of these modular units can be seen on the Company’s website at www.iberiabank.com/hot.cfm. The pictures on the website are the Company’s North 19th Street and McMillian modular branch offices in Monroe.

•	ATMs, telecommunication equipment, information technology, and security equipment were purchased as well. The total purchase price for the modular units, site development, signage, and all associated equipment was approximately $5 million.

•	Accelerated a recruiting initiative to attract banking talent to the franchise. Recently, the Company initiated strategic hires in Lafayette, Shreveport, New Orleans, Monroe, and the Northshore.

•	Announced the opening of a full service office in Mandeville, Louisiana, which had been scheduled prior to the storm. The Company also announced its intention to open a mortgage LPO in Prairieville (a suburb of Baton Rouge).

Byrd continued, “Within three weeks of the storm, we secured our people and clients, attracted new clients and talent, purchased land in favorable locations, acquired high quality facilities and equipment, staged our expansion for deployment, and within a short period after the slabs are poured, we will be ready to serve clients and prospects in these new locations. This is an extraordinarily cost effective and opportunistic approach. What set us apart from other banking organizations are our speed, agility, creativity, strength, depth, and client focus.”

Identification and resolution of client needs requires communication with those clients. At August 31, 2005, commercial, institutional, and private banking clients accounted for approximately 75% of the Company’s $401 million New Orleans market loan portfolio and 47% of the Company’s $320 million New Orleans market deposit portfolio. To date, associates contacted 95% of the Company’s commercial and private banking clients.

In addition to the commercial, institutional, and private banking client base in the New Orleans market, the Company had $71 million in mortgage loans, $11 million in consumer loans, $20 million in home equity loans and lines of credit, $3 million of business banking loans, $3 million in indirect automobile loans and $709,000 in credit card receivables associated with clients in the New Orleans market at August 31, 2005. The Company typically requires flood insurance coverage for residential mortgage loans on properties in flood zone designated areas.

The Company has no municipal bonds in its investment portfolio associated with municipalities based in the affected areas in Louisiana, Mississippi, and Alabama. The Company’s municipal portfolio is comprised of geographically diversified, general obligation bonds with AAA-ratings, guaranteed by various municipal insurers.

On September 8, 2005, the Company sold nearly $4 million in nonperforming loans to a third party with a resulting gain of $290,000, a recovery of $65,000, and a reduction of goodwill of $348,000. This loan sale was contemplated well in advance of storm-related activity.

Byrd continued, “Information obtained to date from our commercial, business banking, mortgage, and retail clients in New Orleans indicate a much smaller financial impact than we initially anticipated and nowhere close to the catastrophic concerns that may have been realized by other banking organizations. We plan to provide definitive Katrina-related one-time charges, loan loss reserve additions, and charge-off figures in our third quarter conference call—and that call is only a few weeks from now. We believe we are far in front of other banking institutions doing business in the areas affected by the storm regarding this information.”

The Company announced it expects to report financial results for the quarter ending September 30, 2005 on October 19, 2005, followed by an earnings conference call the following morning. This schedule is consistent with prior releases.

Byrd commented, “Based on the committed rebuilding efforts and conversations with other banks that experienced the wrath of strong storms, we believe our markets may experience a significant pick-up in deposit and loan growth. While we typically do not provide intra-quarter information, we will note that June 30, 2005 and last Friday, outstanding loans have increased approximately $49 million, or 11% annualized growth. Similarly, outstanding deposits have increased approximately $75 million, or 15% annualized growth, over the same period, of which 60% of that growth is in demand deposits. We believe we are uniquely positioned to benefit from these changing local economic conditions.”

Byrd continued, “Based on conversations with local officials, estimated population increases of 14% in Lafayette, over 50% in Baton Rouge, and similar increases in other surrounding communities provide tremendous growth opportunities for our organization. These cities have also become staging grounds for the rebuilding and investment efforts in New Orleans. We believe some portion of the population growth will remain after New Orleans is resettled. We have always been very patient and methodical in our approach to investing. Although we regret the circumstances, this is a unique situation where speed, initiative, capabilities, and opportunity converge to form a tremendous upside for our Company.”

The Company maintains significant capital and reserve strength. At June 30, 2005, the Company had total assets of $2.7 billion, shareholders’ equity of $264 million, a Tier 1 Leverage capital ratio of 7.61%, loan loss reserves of $25 million (1.37% of loans and 339% coverage of nonperforming assets), and a market capitalization of over $525 million. The Company’s common stock trades on the NASDAQ Stock Market under the symbol “IBKC.”

Today, the Board of Directors of the Company declared a quarterly cash dividend of $0.26 per share to shareholders of record on September 30, 2005 and payable on October 19, 2005. This level of dividend represents an increase of $0.02 per share, or 8%, on a linked quarter basis and an increase of 16% compared to the same quarter last year.

The Company will host a live conference call to discuss the financial impact of Hurricane Katrina and the expansion initiatives. The telephone conference call will be held on Monday, September 19, 2005, beginning at 1:00 p.m. Central Time by dialing 1-800-553-5260. The confirmation code for the call is 796446. A replay of the call will be available until midnight Central Time on September 19, 2005 by dialing 1-800-475-6701. The confirmation code for the replay is 796446.

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, changes in market and economic conditions; changes in interest rates, deposit flows, loan demand and real estate values; competitive pressures; changes in accounting principles, policies or guidelines; changes in the Company’s loan or investment portfolio; legislative or regulatory changes; changes in monetary or fiscal policies; military or terrorist activities; litigation costs and expenses; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s business activities and prospects. Factors affecting IBERIABANK Corporation are discussed in the Company’s periodic and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com.